 EXHIBIT 10.5

RESTATED FINDER AGREEMENT

Restated Finder And Agreement , dated as of the 1st  day of August, 2005 (the “Restated Agreement”), between Pacific Capsource, Inc., (“Finder”), a Nevada Corporation, with offices located at 1751 Greenwich, San Francisco, CA 94123, and HepaLife Technologies, Inc. (“Client”), a Florida Corporation, with offices located at Suite 216, 1628 West 1st Avenue, Vancouver, B.C., V6J 1G1.

Finder and Client are parties to a Finder Agreement dated as of the 15th day of June, 2005 (the “Finder Agreement”) as amended on the 8th day of July, 2005 (the “Amendment”); the Finder Agreement as amended and modified by, and together with the Amendment, is referred to herein as the “Original Finder Agreement;” and

Finder and Client deem it to be in their respective best interest to terminate, in its entirety, the Original Finder Agreement and to restate their understanding with respect to the subject matter thereof all on the terms and conditions set forth herein.

Accordingly, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purpose: This agreement applies specifically to:

(i)

the termination of the Original Finder Agreement;

(ii)

compensation related to the relationship between Client and Fusion Capital Partners, LLC (“Fusion”), which was introduced previously by Finder to Client;

(iii)

Finder’s engagement, on a non-exclusive basis, by Client, to obtain financing from various other funding resources that Finder has association or relationships with to be used for various Companies controlled by or affiliated with Client (collectively, an “Affiliated Company”).

2.  Term: The term of this Restated Agreement shall be for a period of 48 calendar months commencing on the date hereof and terminating on August 1, 2009 (the “Engagement Term”). Except as otherwise specified in Section 4 hereof, any funding resource introduced by Finder to Client or to an Affiliated Company, without a previous relationship having existed between and/or among Client, Affiliated Company and such funding resource, shall be protected as to payment of fees under this Restated Agreement.

3.  Duties of Finder:  During the term of this Restated Agreement, Finder and Finder’s affiliates shall seek to provide introductions to various funds resources and institutions that may have interest in providing Client or the various Companies controlled by or affiliated with Client with various forms of financing.  Finder shall not be obligated to spend any specific amount of time in so doing.  It is agreed and understood that Client may accept or reject any proposed funding source or financing, in its sole discretion, for any reason or no reason whatsoever.

4.  Compensation:  (a) Subject to the provisions of Section 4 (d) hereof, upon Client’s, or an Affiliated Company’s obtainment of financing from Fusion during the period commencing on the date hereof and continuing until the 4th anniversary date of this Restated Agreement (the “Compensation Term”), Client shall be obligated to pay Finder a diligence fee of 3% of all funds initially and subsequently actually obtained and received by Client (or any such Affiliated Company) from Fusion.   Any fee due and payable hereunder will be paid in arrears, on a monthly basis, based on the actual funds received from Fusion during the prior 30 day period. Client agrees to provide Finder full disclosure of all Fusion stock purchases each month at Finder’s request. No fee is due and payable with respect to amounts received from Fusion, and any financing arrangement entered into with Fusion, after the Compensation Term.

(b) In addition, and subject to Section 4(d) hereof, Finder shall be issued a one time warrant compensation for 200,000 warrants exercisable  over a 4 year term at a fixed price of  110% of the current share price (for example if the shares were trading at $1.00 per share, then warrants would be exercisable at $1.10 per share) based on the average of the closing price per share for the 5 trading days immediately prior to the original filing date of the registration statement for the Fusion capital investment. Finder’s will have piggy back registration rights exclusive, however, of any registration statement filed in connection with any financing arrangement entered into between or among, Client, an Affiliated Company and Fusion, or any registration statement filed on Form S-8 and S-4.

(c) There are no additional fees or compensation beyond these fees and warrants outlined.  Fees for any additional funding resources will be negotiated separate and apart from this Restated Agreement and will be reflected in a separate written agreement.

(d) Finder has represented to Client that it is not a registered broker/dealer.  Accordingly, no fee due and payable under this Restated Agreement to Finder shall actually be paid unless and until Finder can reasonably demonstrate that it or an entity affiliated with the principals of Finder is a registered broker dealer (a “Registered Entity”) or otherwise lawfully entitled to receive such fee(s) in compliance with applicable state and federal securities laws.  If such fee is to be paid to an entity other than a Registered Entity, Client, in its sole discretion, may require Finder to deliver to Client an opinion of counsel, reasonably satisfactory to Client, to the affect that the payment of such fee will not constitute a violation of the Securities Laws and that no third party rights or claims against Client may arise from such payment.  If Finder has not complied with the conditions of this Section 4(d) on or prior to the expiration of the Engagement Term, all fees due Finder hereunder shall be forfeited as of such date, and Finder shall not be entitled to any compensation whatsoever hereunder.

5.  Finder Introductions and Meeting Coordination:   The Client acknowledges that all introductions and meeting coordination (written or oral) provided by Finder to the Client or its named affiliates in connection with Finder’s engagement are intended solely for the benefit and use of the Client or its named affiliates in considering the transaction to which they relate, and the Client agrees that no person or Affiliated Company shall be entitled to make use of the introductions provided by Finder hereunder.  Company shall not make any public references to Finder, or use the Finder’s name in any annual reports or any reports or public releases of the Client, or Affiliated Company without Finder’s prior written consent.

6.  Confidentiality:    Finder will hold in confidence any confidential information which the Client or an Affiliated Company provide to Finder pursuant to this Agreement which is designated by an appropriate stamp or legend as being confidential.  Notwithstanding the foregoing, Finder shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Finder, (ii) of which it had independent knowledge prior to disclosure, (iii) which comes into the possession of Finder in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Finder by laws, rules or regulators.  If Finder is requested or required to disclose any confidential information supplied to it by the Client or one or more or Affiliated Company, Finder shall, unless prohibited by law, promptly notify the Client and any such Affiliated Company of such request(s) so that the Client and/or any such Affiliated Company may seek an appropriate protective order.

The Client acknowledges that all introductions (written or oral) provided by Finder to Client or an Affiliated Company in connection with Finder’s engagement are intended solely for the benefit and use of the Client or an Affiliated Company in considering the transaction to which they relate, and the Client agrees that no person or entity other than the Client or  an Affiliated Company, shall be entitled to make use of the introductions to be given hereunder, and no such related information shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Finder’s  prior written consent.

7. Finder’s Services to Others:  The Client acknowledges that Finder or its affiliates are in the business of providing funding resource introductions to others.  Nothing herein contained shall be construed to limit or restrict Finder in conducting such business with others.

8.  Company Information:   Finder shall rely on Client to check properly beforehand that any information supplied to an introduced funding resource be true, fair and accurate and not misleading.  This includes checking any expressions of opinion and any possible omissions.  Before sending any business plan or financial data to potential funding sources, Finder shall require Client’s confirmation that any information contained within the submitted documentation is accurate and not misleading and that nothing likely to be material has been omitted.  If, during the Engagement Period, Client subsequently discovers something which renders any such information inaccurate, incomplete or misleading, Client shall notify Finder immediately.

9.  Termination of the Original Finder Agreement And Mutual Releases.

(a) The Original Finder Agreement is terminated, and deemed null and void, as of August 1, 2005

(b) Finder individually and on behalf of its successors and assigns, does hereby fully release, remise and forever discharge Client and any Affiliated Company and their respective officers, directors, shareholders, employees, subsidiaries, attorneys, representatives and agents from any and all debts, obligations, liabilities, accountings, promises, covenants, agreements, contracts, controversies, suits, actions, causes of actions, judgments, damages, claims, demands, in law or in equity, which Finder ever had, now has, or hereafter can, shall or may have against them for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date hereof, including all claims for any share of income, any return of capital or any compensation for services from any of such parties arising from or otherwise related to the Original Finder Agreement.

(c) Client (or any Affiliated Company) individually and on behalf of its successors and assigns, does hereby fully release, remise and forever discharge Finder and their respective officers, directors, shareholders, employees, subsidiaries, attorneys, representatives and agents from any and all debts, obligations, liabilities, accountings, promises, covenants, agreements, contracts, controversies, suits, actions, causes of actions, judgments, damages, claims, demands, in law or in equity, which Finder ever had, now has, or hereafter can, shall or may have against them for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date hereof, including all claims for any share of income, any return of capital or any compensation for services from any of such parties arising from or otherwise related to the Original Finder Agreement .

(d) The releases set forth in this Restated Agreement are intended by the parties to release all claims, whether known, unknown, foreseen, unforeseen, patent or latent, which one party may have against the other as of the date of this Restated Agreement.  Each party understands and acknowledges the significance and consequence of such specific intention to release all claims related to the Original Finder Agreement.

10.  Indemnification:  (a)The Client (or an Affiliated Company) as the case may be, severally and not jointly, agree to indemnify and hold harmless Finder, its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, “Damages”), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Finder of services pursuant to this Agreement, so long as Finder shall not have engaged in intentional or willful misconduct, or shall have acted grossly negligently in connection with the services provided which form the basis of the claim for indemnification.  This paragraph shall remain in effect during the Compensation Term of this Restated Agreement.

(b) Finder agrees to agree to indemnify and hold harmless Client (or Affiliated Company) as the case may be, and their respective employees, agents, representatives and controlling persons from and against any and all Damages, including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Finder of services pursuant to this Restated Agreement. This paragraph shall remain in effect during the Compensation Term of this Restated Agreement.

10.  Employment:  Finder shall perform its services hereunder as an independent contractor and not as an employee, agent or an affiliate of the Client or Affiliated Company.  Finder shall have no authority to act on behalf of, represent or bind the Client or Affiliated Company in any manner, except as may be expressly agreed to by the Client or the various Companies controlled by or affiliated with Client in writing from time to time.

11.  Claims Under This Agreement:  Any claim or controversy arising out of or related to this agreement or breach thereof, which cannot be reconciled by the parties herein shall be subject to mediation, and if no resolution is reached, then the dispute will be subject to binding arbitration in the city of San Francisco in the state of California.  Such arbitration shall be conducted by the American Arbitration Association, by a three member panel.  Judgment rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof.

12.  Notices:  Any notice required to be served herein may be done by registered mail to the address first listed above or to any future address designated by either party, and shall be deemed to be delivered as of the date of mailing of such notice.

13.  Authorization: The parties hereby acknowledge that they are authorized to commit themselves and/or their corporation, partnership or group to the terms of this agreement and do attest that there are no contracts, agreements, understandings or otherwise, either written or oral, that will make this Agreement void or unenforceable.

14.  Assignment:  If any party shall transfer his business to another entity, such transfer shall include the transfer of this agreement which shall remain in full force and effect.  Finder shall have the right to transfer their interest to one or more entities in which they are principals of.

15.  Miscellaneous:

(1)  This Agreement between Finder and Client constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, including, but not limited to the Original Finder Agreement, between the parties with respect to the matters set forth herein.

(2) The invalidity of any clause of this document shall not affect the enforceability of the balance of this agreement, and the contract shall be read as if such clause was not included herein.

(3) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(4)  No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

16.   Facsimile:   Should this Agreement be transmitted by facsimile, the facsimile document or copy thereof shall be considered as an original document, both binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

Pacific Capsource, Inc.

HepaLife Technologies, Inc.

By:/s/ Gary Little

By: /s/ Harmel S. Rayat

Name: Gary Little

Name:  Harmel S. Rayat

Title:

Title:

 Director